Exhibit 99.1

City Office REIT Reports Fourth Quarter and Full Year 2016 Results

VANCOUVER—March 2, 2017—City Office REIT, Inc. (NYSE: CIO) (the “Company” or “City Office”), today announced its results for the quarter and full year ended December 31, 2016.

Fourth Quarter Highlights

•	GAAP net loss attributable to common stockholders was approximately $5.1 million, or ($0.21) per fully diluted share, Core FFO was approximately $5.6 million, or $0.23 per fully diluted share, and AFFO was approximately $4.2 million, or $0.17 per fully diluted share;

•	In-place occupancy closed the quarter at 91.0%; the Company executed approximately 177,000 square feet of new and renewal leases during the quarter;

•	Same Store Cash NOI increased 5.1%, as compared to the fourth quarter 2015;

•	Expanded the authorized borrowing capacity under the Secured Credit Facility from $75.0 to $100.0 million;

•	Raised total gross proceeds of $112.0 million in a public offering of 4,480,000 shares of 6.625% Series A Cumulative Redeemable Preferred Stock (“Series A Preferred Stock”), including 480,000 shares issued pursuant to the exercise of the underwriters’ over-allotment option;

•	Completed the acquisition of three Class A properties, consisting of 914,962 square feet, for $180.9 million in the aggregate;

•	Declared a fourth quarter dividend of $0.235 per common share, paid on January 25, 2017; and

•	Declared an initial prorated dividend of $0.50608 per Series A preferred share, paid on January 25, 2017.

Highlights Subsequent to Year End

•	Raised total gross proceeds of $71.3 million in a public follow-on offering of 5,750,000 shares of common stock, including 750,000 shares issued pursuant to the exercise of the underwriters’ overallotment option;

•	Completed the acquisition of 2525 McKinnon, a 111,334 square foot Class A property in Dallas, Texas for $46.8 million;

•	Completed two ten-year secured property financings for aggregate borrowing proceeds of $57.1 million; and

•	Appointed John W. Sweet to the Board of Directors, effective March 1, 2017.

“2016 was an important year for demonstrating the scalability of our platform and our continued dedication to enhancing our internal operations,” commented James Farrar, the Company’s Chief Executive Officer. “We efficiently internalized management, strengthened our balance sheet, produced an exceptional year in terms of both investment volume and capital raising and delivered a 15.8% total return for our shareholders.”

A reconciliation of certain non-GAAP financial measures, including FFO, Core FFO, AFFO, NOI, Adjusted Cash NOI and Same Store Cash NOI, to GAAP net income can be found at the end of this release.

Portfolio Operations

The Company reported that its total portfolio as of December 31, 2016 contained 4.4 million net rentable square feet and was 91.0% occupied.

City Office’s NOI was approximately $12.8 million, or approximately $13.1 million on an adjusted cash basis, during the fourth quarter of 2016. NOI for the quarter benefited from $321,000 of termination fee income. This was included in rental income for the fourth quarter of 2016. Same Store Cash NOI increased 5.1%, as compared to the fourth quarter 2015.

Investment and Disposition Activity

The Company completed the acquisition of Park Tower in Tampa, Florida for a purchase price of $79.8 million, exclusive of closing costs and future renovation capital. The property is a 36 story office tower located in the heart of the Tampa central business district with a strong and diversified tenant roster. The acquisition is anticipated to generate an initial full-year net operating income yield of approximately 7.1%. As a condition to closing, $2.0 million of the $79.8 million purchase price was funded into a third party cash escrow account. This cash will be returned to the Company if certain renewal leasing thresholds are not achieved by the end of the second quarter of 2017.

The Company completed the acquisition of 5090 N 40th St in Phoenix, Arizona for a purchase price of $42.6 million, exclusive of closing costs. The 175,835 square foot Class A building is located in the heart of the Camelback Corridor, considered a premier business corridor in metropolitan Phoenix. The acquisition is anticipated to generate an initial full-year net operating income yield of approximately 7.1%. The property has been institutionally maintained, undergone an extensive recent renovation and is located in close proximity to both first-class amenities and executive housing.

The Company completed the acquisition of SanTan in Phoenix, Arizona for a purchase price of $58.5 million, exclusive of closing costs. SanTan is a 266,531 square foot Class A two-building complex well-located on a highly visible corner in Phoenix’s technology-driven Chandler submarket. The acquisition is anticipated to generate an initial full-year net operating income yield of approximately 7.7%. The property features high-end tenant finishes and is 55% leased to investment grade tenants, including Toyota Motor Credit Corporation.

The Company received a non-refundable $5.0 million deposit for the previously announced sale of the Washington Group Plaza property in Boise, Idaho to St. Luke’s Health System for $86.5 million. Closing is scheduled to occur in April 2018 in conjunction with the maturity of the property’s secured mortgage. Either party has the right to accelerate closing by providing at least 120 days’ advance notice.

In addition, subsequent to the end of the fourth quarter, the Company completed the acquisition of 2525 McKinnon for a purchase price of $46.8 million, exclusive of closing costs and future renovation capital. 2525 McKinnon is a 111,334 square foot Class A multi-tenant property well-located in the desirable Uptown submarket of Dallas, Texas. The acquisition is anticipated to generate an initial full-year net operating income yield of approximately 6.1%. The property is surrounded by some of the highest quality office, hotel, high-rise residential and retail properties in the State of Texas. The property has strong occupancy and tenancy, with significantly below market rental rates.

Leasing Activity

The Company’s total leasing activity during the fourth quarter of 2016 was 177,000 square feet, which included 11,000 square feet of new leasing and 166,000 square feet of renewals. 144,000 square feet of leases signed within the quarter will or have commenced subsequent to year end.

New Leasing – New leases were signed with a weighted average lease term of 3.9 years at a weighted average annual rent per square foot of $23.16 and at a weighted average cost of $4.30 per square foot per year.

Renewal Leasing – Renewal leases were signed with a weighted average lease term of 4.4 years at a weighted average annual rent per square foot of $24.23 and at a weighted average cost of $1.56 per square foot per year. As part of the renewal activity, the Company signed a five-year early renewal at the Cherry Creek property for 37,000 square feet commencing on July 1, 2017.

Capital Structure

As of December 31, 2016, the Company had total principal outstanding debt of approximately $374.9 million. 86% of the Company’s outstanding debt was fixed rate, with a weighted average maturity of 5.3 years and a weighted average interest rate of 4.1%. During the fourth quarter, the Company expanded its authorized borrowing capacity under the Secured Credit Facility from $75.0 to $100.0 million and expanded its lending syndicate to include Raymond James Bank, N.A.

During the fourth quarter, the Company raised total gross proceeds of $112.0 million in a public offering of 4,480,000 shares of Series A Preferred Stock, including 480,000 shares issued pursuant to the exercise of the underwriters’ over-allotment option, at a public offering price of $25.00 per share.

The Company also completed a $17.1 million seven-year secured property financing for Carillon Point with a fixed interest rate of 3.5%.

Subsequent to the end of the fourth quarter, the Company completed a public follow-on offering of 5,750,000 shares of its common stock, including the full exercise of the underwriters’ overallotment option, at an offering price of $12.40 per share for total gross proceeds of $71.3 million.

Also subsequent to quarter end, the Company completed a $22.0 million ten-year secured property financing for 5090 N 40th St with a fixed interest rate of 3.9% and a $35.1 million ten-year secured property financing for SanTan with a fixed interest rate of 4.6%.

Dividends

On December 21, 2016, the Company’s board of directors declared a cash dividend of $0.235 per share of the Company’s common stock for the three months ended December 31, 2016. The dividend was paid on January 25, 2017 to common stockholders and unitholders of record as of January 13, 2016.

On December 21, 2016, the Company’s board of directors declared an initial cash dividend of $0.50608 per share of the Company’s 6.625% Series A Preferred stock, covering the period from, but excluding, October 4, 2016 to, but excluding, January 25, 2017. The dividend was paid on January 25, 2017 to stockholders and common unitholders of record as of January 13, 2017.

2017 Outlook

For full year 2017, the Company expects Core FFO in the range of $1.03 to $1.09 per diluted share. This outlook reflects management’s view of current and future market conditions, including assumptions such as rental rates, occupancy levels, operating and general administrative expenses, weighted average diluted shares outstanding, the pace of future acquisitions and interest rates. Reconciliation items are noted below.

Full year 2017 Guidance:

•	Properties GAAP NOI[1,2]: $66.5 - $67.5 million

•	General & administrative expenses (“G&A”)[3]: $6.8 - $7.0 million

•	Interest expense, net: $21.2 - $21.6 million

•	Core FFO per diluted share: $1.03 to $1.09

•	Net Recurring Straight Line Rent Adjustment: $0.4 - $0.8 million

•	Same Store Cash NOI Increase: 4.0% - 6.0%

Material Considerations:

1.	In addition to properties owned at January 1, 2017, guidance includes the acquisition of 2525 McKinnon and an additional $165 - $185 million of properties. These acquisitions are assumed to close within the second and third quarters of 2017. The actual timing of these closings, if they occur at all, will have a material impact on actual results.

2.	Dispositions have not been included in 2017 guidance. If the Company were to dispose of a property, including Washington Group Plaza, which is under contract for sale, there could be a material impact on guidance estimates based on the terms and timing of the redeployment of proceeds.

3.	The 2017 G&A guidance includes approximately $1.6 - 1.7 million for stock-based compensation. Prior to the current period, we presented stock-based compensation as a separate line item within our financial statements. In accordance with SEC rules, we are now presenting stock-based compensation within G&A and are updating our guidance accordingly. Our Core FFO definition excludes stock based compensation. Excluding stock-based compensation, G&A guidance would have been $5.2 - $5.4 million.

4.	2017 annual weighted average fully diluted shares of common stock outstanding are assumed to be 30.3 – 30.6 million.

5.	The January 2017 common stock offering has been included in guidance estimates, but no further capital offerings have been assumed.

Webcast and Conference Call Details

City Office’s management will hold a conference call at 11:00 am Eastern Time on March 2, 2017.

The webcast will be available under the “Investor Relations” section of the Company’s website at www.cityofficereit.com. The conference call can be accessed by dialing 1-866-262-0919 for domestic callers and 1-412-902-4106 for international callers.

A replay of the call will be available later in the day on March 2, 2017, continuing through 11:59 pm Eastern Time on June 2, 2017 and can be accessed by dialing 1-877-344-7529 for domestic callers and 1-412-317-0088 for international callers. The passcode for the replay is 10099803. A replay will also be available for twelve months following the call at “Webcasts & Events” in the “Investor Relations” section of the Company’s website.

A supplemental financial package to accompany the discussion of the results will be posted on www.cityofficereit.com under the “Investor Relations” section.

Non-GAAP Financial Measures

Funds from Operations (“FFO”) – The National Association of Real Estate Investment Trusts (“NAREIT”) states FFO should represent net income or loss (computed in accordance with GAAP) plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments of unconsolidated partnerships and joint ventures, gains or losses on the sale of property and impairments to real estate.

The Company uses FFO as a supplemental performance measure because the Company believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Core Funds from Operations (“Core FFO”) – We calculate Core FFO by using FFO as defined by NAREIT and adjusting for certain other non-core items. We also exclude from our Core FFO calculation acquisition costs, loss on early extinguishment of debt, changes in the fair value of the earn-out and the amortization of stock based compensation.

We believe Core FFO provides a useful metric in comparing operations between reporting periods and in assessing the sustainability of our ongoing operating performance. Other equity REITs may calculate Core FFO differently or not at all, and, accordingly, the Company’s Core FFO may not be comparable to such other REITs’ Core FFO.

Adjusted Funds from Operations (“AFFO”) – We compute AFFO by adding to Core FFO the non-cash amortization of deferred financing fees, and non-real estate depreciation, and then subtracting cash paid for recurring tenant improvements, leasing commissions, and capital expenditures, and eliminating the net effect of straight-line rents, deferred market rent and debt fair value amortization. Recurring capital expenditures exclude development / redevelopment activities, capital expenditures planned at acquisition and costs to reposition a property. We exclude first generation leasing costs within the first two years of our initial public offering or acquisition, which are generally to fill vacant space in properties we acquire or were planned at acquisition. We have further excluded all costs associated with tenant improvements, leasing commissions and capital expenditures which were funded by the entity contributing the properties at closing.

Along with FFO and Core FFO, we believe AFFO provides investors with appropriate supplemental information to evaluate the ongoing operations of the company. Other equity REITs may calculate AFFO differently, and, accordingly, the Company’s AFFO may not be comparable to such other REITs’ AFFO.

Net Operating Income (“NOI”), Adjusted Cash NOI – We define NOI as total revenues less property operating expenses. We define Adjusted Cash NOI as NOI less the effect of straight-line rents, deferred market rent, and any amounts which are funded by the selling entities.

We consider NOI and Adjusted Cash NOI to be appropriate supplemental performance measures to net income because we believe they provide information useful in understanding the core operations and operating performance of our portfolio.

Same Store Cash Net Operating Income (“Same Store Cash NOI”) – Same Store Cash NOI is calculated as the NOI attributable to the properties continuously owned and operated for the entirety of the reporting periods presented. The Company’s definition of Same Store Cash NOI excludes properties that were not stabilized during both of the applicable reporting periods. These exclusions may include, but are not limited to, acquisitions, dispositions and properties undergoing repositioning or signification renovations.

We believe Same Store NOI is an important measure of comparison because it allows for comparison of operating results of stabilized properties owned and operated for the entirety of both applicable periods and therefore eliminates variations caused by acquisitions, dispositions or repositionings during such periods. Other REITs may calculate Same Store Cash NOI differently and our calculation should not be compared to that of other REITs.

Forward-looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements within the meaning of the federal securities laws and as such are based upon the Company’s current beliefs as to the outcome and timing of future events. There can be no assurance that actual forward-looking statements, including projected capital resources, projected profitability and portfolio performance, estimates or developments affecting the Company will be those anticipated by the Company. Examples of forward-looking statements include those pertaining to expectations regarding our financial performance, including under metrics such as NOI, FFO, market rental rates, national or local economic growth, estimated replacement costs of our properties, projected capital improvements, expected sources of financing, expectations as to the timing of closing of acquisitions, dispositions, or other transactions, the expected operating performance of the Company’s current properties and anticipated near-term acquisitions and descriptions relating to these expectations, including, without limitation, the anticipated net operating income yield and cap rates. Forward-looking statements presented in this press release are based on management’s beliefs and assumptions made by, and information currently available to, management.

Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “hypothetical,” “continue,” “future” or other similar words or expressions. All forward-looking statements included in this press release are based upon information available to the Company on the date hereof and the Company is under no duty to update any of the forward-looking statements after the date of this press release to conform these statements to actual results. The forward-looking statements involve a number of significant risks and uncertainties. Factors that could have a material adverse effect on the Company’s operations and future prospects are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and subsequent reports filed from time to time with the U.S. Securities and Exchange Commission, including the sections entitled “Risk Factors” contained therein. The factors set forth in the Risk Factors section and otherwise described in the Company’s filings with SEC could cause the Company’s actual results to differ significantly from those contained in any forward-looking statement contained in this press release. The Company does not guarantee that the assumptions underlying such forward-looking statements are free from errors. Unless otherwise stated, historical financial information and per share and other data are as of December 31, 2016.

Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Company’s business, financial condition, liquidity, cash flows and results could differ materially from those expressed in any forward-looking statement. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict the occurrence of those matters or the manner in which they may affect us. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Use caution in relying on past forward-looking statements, which were based on results and trends at the time they were made, to anticipate future results or trends.

City Office REIT, Inc.

Consolidated Balance Sheets

(In thousands, except par value and share data)

	December 31, 2016	December 31, 2015
Assets
Real estate properties
Land	$115,634	$90,205
Building and improvement	423,707	256,317
Tenant improvement	49,813	35,069
Furniture, fixtures and equipment	222	198

	589,376	381,789
Accumulated depreciation	(39,052)	(26,909)

	550,324	354,880

Cash and cash equivalents	13,703	8,138
Restricted cash	15,948	15,176
Rents receivable, net	17,257	14,382
Deferred leasing costs, net of accumulated amortization	5,422	5,074
Acquired lease intangibles assets, net	56,214	40,990
Prepaid expenses and other assets	2,626	1,567

Total Assets	$661,494	$440,207

Liabilities and Equity
Liabilities:
Debt	$370,057	$341,278
Accounts payable and accrued liabilities	12,976	8,745
Deferred rent	5,558	2,653
Tenant rent deposits	2,621	2,178
Acquired lease intangibles liability, net	4,302	2,292
Dividend distributions payable	7,521	3,663
Earn-out liability	2,400	5,678

Total Liabilities	405,435	366,487

Commitments and Contingencies
Equity:
6.625% Series A Preferred stock, $0.01 par value per share, 100,000,000 shares authorized, 4,480,000 and 0 issued and outstanding as of December 31, 2016 and December 31, 2015, respectively	112,000	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 24,382,226 and 12,517,777 shares issued and outstanding as of December 31, 2016 and December 31, 2015, respectively	244	125
Additional paid-in capital	195,566	95,318
Accumulated deficit	(53,608)	(29,598)

Total Stockholders’ Equity	254,202	65,845
Operating Partnership unitholders’ non-controlling interests	108	8,550
Non-controlling interests in properties	1,749	(675)

Total Equity	256,059	73,720

Total Liabilities and Equity	$661,494	$440,207

City Office REIT, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Revenues:
Rental income	$18,783	$15,171	$63,702	$48,009
Expense reimbursement	1,991	2,071	7,140	5,808
Other	530	301	1,619	1,235

Total Revenues	21,304	17,543	72,461	55,052

Operating Expenses:
Property operating expenses	8,526	6,656	28,305	20,420
Acquisition costs	353	65	692	2,959
General and administrative	1,890	1,012	6,429	3,728
Base management fee	—	321	109	1,302
External advisor acquisition	—	318	7,045	492
Depreciation and amortization	9,345	6,836	30,178	21,624

Total Operating Expenses	20,114	15,208	72,758	50,525

Operating income/(loss)	1,190	2,335	(297)	4,527
Interest Expense:
Contractual interest expense	(3,598)	(3,697)	(13,804)	(10,607)
Amortization of deferred financing costs	(285)	(196)	(957)	(746)

	(3,883)	(3,893)	(14,761)	(11,353)
Change in fair value of earn-out	(500)	(241)	(500)	(841)
Net gain on sale of real estate property	—	—	15,934	—

Net (loss)/income	(3,193)	(1,799)	376	(7,667)
Less:
Net income attributable to non-controlling interests in properties	(111)	(130)	(354)	(500)
Net loss/(income) attributable to Operating Partnership unitholders’ non-controlling interests	5	377	(865)	1,576

Net loss attributable to the Company	$(3,299)	$(1,552)	$(843)	$(6,591)
Preferred stock distributions	(1,781)	—	(1,781)	—

Net loss attributable to the common stockholders	$(5,080)	$(1,552)	$(2,624)	$(6,591)

Net loss per common share and unit:
Basic and diluted	$(0.21)	$(0.12)	$(0.13)	$(0.53)

Weighted average common shares outstanding:
Basic and diluted	24,382	12,518	20,460	12,409

Dividend distributions declared per common share and unit	$0.235	$0.235	$0.940	$0.940

City Office REIT, Inc.

Reconciliation of Net Operating Income

(Unaudited)

(In thousands)

Three Months Ended December 31, 2016

Net loss	$(3,193)
Adjustments to net loss:
General and administrative	1,890
Contractual interest expense	3,598
Amortization of deferred financing costs	285
Depreciation and amortization	9,345
Acquisition costs	353
Change in fair value of earn-out	500

Net Operating Income (“NOI”)	$12,778
Net straight line rent adjustment	116
Net amortization of above and below market leases	159

Portfolio Adjusted Cash NOI	$13,053
Non-controlling interests in properties – share in cash NOI	(412)

Adjusted Cash NOI (CIO share)	$12,641

City Office REIT, Inc.

Reconciliation of Net Income to FFO, Core FFO and AFFO

(Unaudited)

(In thousands, except share and per share data)

Three Months Ended December 31, 2016

Net loss attributable to common stockholders	$(5,080)
(+) Depreciation and amortization	9,345
(-) Operating Partnership unitholders’ non-controlling interest	(5)

4,260
Non-controlling interests in properties:
(-) Share of net income	111
(-) Share of FFO	(303)

FFO attributable to common stockholders and unitholders	$4,068

(+) Acquisition costs	353
(+) Stock based compensation	649
(+) Change in fair value of earn-out	500

Core FFO attributable to common stockholders and unitholders	$5,570

(+) Net recurring straight line rent adjustment	328
(+) Net amortization of above and below market leases	159
(+) Net amortization of deferred financing costs	277
(-) Net recurring tenant improvement and incentives	(565)
(-) Net recurring leasing commissions	(998)
(-) Net recurring capital expenditures	(568)

AFFO attributable to common stockholders and unitholders	$4,203

Core FFO per common share and unit	$0.23

AFFO per common share and unit	$0.17

Dividends per common share and unit	$0.235
Core FFO Payout Ratio	104%
AFFO Payout Ratio	138%

Weighted average common stock and common units outstanding	24,689,228

Contact

City Office REIT, Inc.

Anthony Maretic, CFO

+1-604-806-3366

investorrelations@cityofficereit.com